Exhibit 10.1

CONSULTING AGREEMENT

Effective November 1, 2004, Pine Street Capital Partners (“CONSULTANT”) and 24/7 Real Media, Inc. (“COMPANY”) agree as follows:

The Company desires to retain Consultant to render certain consulting services, and Consultant is willing to render such services as hereinafter provided. In consideration of the mutual agreements and covenants set forth in this Agreement, the parties agree as follows:

1. ENGAGEMENT OF CONSULTANT.  The Company hereby engages and retains Consultant to render the consulting services described in Section 2 hereof (the “SERVICES”) for a period commencing on the date hereof and continuing on a month-by-month basis, subject to termination by either party at any time, given 30 days notice.  Unless otherwise mutually agreed in writing, Tony Schmitz shall personally perform all Services rendered by Consultant.  Both parties will review the consulting relationship at the end of  each month to assess the progress and status of the relationship.  Consultant agrees to provide the Company the Services described below at the request of the Company for the Agreement Period.

2. DESCRIPTION OF SERVICES. During the Agreement Period, Consultant shall utilize reasonable efforts towards assisting in the recruitment process for the new Chief Technical Officer; mentoring and providing guidance to the newly recruited person; focusing on creating specifications for and getting the development process going for the next generation product; providing support during sales calls; making sure that ongoing technology initiatives are executed; and providing strategic technology to the executive team.  Consultant shall be expected to devote 15-20 hours per week hereunder.  Consultant warrants that: (i) the Services will be performed in a professional and workmanlike manner and that none of such Services or any part of this Agreement is or will be inconsistent with any obligation Consultant may have to others; (ii) all work under this Agreement shall be Consultant’s original work and none of the Services or any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity (including, without limitation, Consultant); and, (iii) Consultant has the full right to allow it to provide the Company with the assignments and rights provided for herein.

3. PAYMENT FOR SERVICES. In full consideration for the Services, and as the only consideration due Consultant regarding the services hereunder, the Company shall pay Consultant a consulting fee of $10,000 a month.  Additionally, the Company shall reimburse Consultant in a timely way for all actual and reasonable out-of-pocket expenses incurred by Consultant in performing his duties under this Agreement.

4. NONEXCLUSIVITY OF THIS AGREEMENT.  The Company understands and agrees that, except as set forth herein, Consultant shall not be prevented or barred from rendering services of any nature for or on behalf of any other person, firm, corporation or entity, subject to Consultant’s obligation to maintain confidentiality of the Company’s confidential information pursuant to Section 7.  Consultant understands and agrees that the Company shall not be prevented or barred from retaining other persons or entities to provide services of the same nature or similar nature as those described herein or of any nature whatsoever.

5. TERMINATION. This Agreement may be terminated at any time, with or without reason, by either Consultant or the Company upon written notice specifying the effective date of termination; provided, that such written notice shall be given at least 30 days prior to the date of termination.

6. RELATIONSHIP OF THE PARTIES. Notwithstanding any provision hereof, for all purposes of this Agreement each party shall be and act as an independent contractor and not as employer-employee, partner, joint venturer, or agent of the other and shall not bind nor attempt to bind the other to any contract. Consultant is an independent contractor and is solely responsible for all taxes, withholdings, and other statutory or contractual obligations of any sort, including, but not limited to, Workers’ Compensation Insurance; and Consultant agrees to defend, indemnify and hold Company harmless from any and all claims, damages, liability, attorneys’ fees and expenses on account of (i) a failure by Consultant to satisfy any such obligations or any other obligation (under this Agreement or otherwise) or (ii) any other action or inaction of Consultant. If Consultant is a corporation, it will ensure that its employees and agents are bound in writing to Consultant’s obligations under this Agreement.

7. CONFIDENTIALITY; OWNERSHIP OF INFORMATION. Consultant will not disclose to any other person, firm, or corporation, nor use for his own benefit, during or after the term of this Agreement, any trade secrets or other confidential information of the Company which are or were acquired by Consultant in the course of performing services hereunder or in the course of Consultant’s employment with the Company.  For purposes of this Agreement, a “trade secret” is information not generally known to the public which gives the Company an advantage over its competitors, including products or services under development, know-how, intellectual property and sales and marketing processes, subscriber or customer lists and marketing and strategic plans. Any information, which (i) at or prior to the time of disclosure by the Company to Consultant was generally available to the public through no breach of this Agreement, (ii) was available to the public on a nonconfidential basis prior to its disclosure by the Company to Consultant or (iii) was made available to Consultant from a third party (provided that Consultant did not know that such party obtained or disseminated such information in breach of any legal obligation to the Company) shall not be deemed confidential information of the Company for purposes hereof.   The Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, trademark rights, database rights and all other intellectual property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by Consultant during the term of this Agreement that relate to the subject matter of, or arise out of, the Services or any Proprietary Information (as defined below) (collectively, “Inventions”) and Consultant will promptly disclose and provide all Inventions to the Company.  Consultant hereby makes all assignments necessary to accomplish the foregoing ownership.  Consultant shall further assist the Company, at the Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned. Consultant hereby irrevocably designates and appoints the Company as its agents and attorneys-in-fact to act for and in Consultant’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Consultant.  Consultant agrees that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) Consultant develops, learns or obtains in connection with Services or that are received by or for the Company in confidence, constitute “Proprietary Information.” Consultant will hold in confidence and not disclose or, except in performing the Services, use any Proprietary Information.  However, Consultant shall not be obligated under this paragraph with respect to information Consultant can document is or becomes readily publicly available without restriction through no fault of Consultant. Upon termination and as otherwise requested by the Company, Consultant will promptly return to the Company all items and copies containing or embodying Proprietary Information, except that Consultant may keep its personal copies of its compensation records and this Agreement.  Consultant also recognizes and agrees that Consultant has no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems

(including, without limitation, stored computer files, e-mail messages and voice messages) and that Consultant’s activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

8. AMENDMENT; WAIVER. No amendment to this Agreement shall be valid unless such amendment is in writing and is signed by both of the parties to this Agreement. Any of the terms and conditions of this Agreement may be waived at any time in writing by the party entitled to the benefit thereof, but a waiver in one instance shall not be deemed to constitute a waiver in any other instance. A failure to enforce any provision of this Agreement shall not operate as a waiver of the provision or of any other provision hereof.

9. SEVERABILITY. In the event that any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any circumstances, the remaining provisions shall nevertheless remain in full force and effect and shall be construed as if the unenforceable portion or portions were deleted.

10. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

11. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns: provided, however, that the duties of Consultant hereunder shall not be assignable or delegable by Consultant.

12. NOTICES. All notices under this Agreement shall be in writing, and shall be deemed given when personally delivered, or three days after being sent by prepaid certified or registered U.S. mail to the address of the party to be noticed at the address as such party last provided to the other by written notice.

13. MISCELLANEOUS. Any breach of this agreement by Consultant will cause irreparable harm to the Company for which damages would not be an adequate remedy, and, therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement.

14. EXECUTION IN COUNTERPARTS. This Agreement may be executed by the parties in counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, each of the parties has executed this Consulting Agreement as of the date first written above.

24/7 Real Media, Inc.

By:	/s/ David J. Moore
David J. Moore
Chief Executive Officer

Consultant: Pine Street Capital Partners

By:	/s/ Tony Schmitz